SCHEDULE 14A INFORMATION

                Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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Check the appropriate box:
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     14a-6(e)(2))
/ / Definitive Proxy Statement
/X/ Definitive  Additional Materials

/ / Soliciting Material Pursuant to Section 240.14a-11(c) or Section
     240.14a-12

                                   Scios Inc.

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                (Name of Registrant as Specified In Its Charter)

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(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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

                                  [SCIOS LOGO]
                              820 West Maude Avenue
                               Sunnyvale, CA 94086
                                www.sciosinc.com

CONTACT:

Wendy Carhart                                           For Randal J. Kirk:
Scios Inc.                                              Caroline Gentile
408/616-8325                                            Kekst and Company
or                                                      212/521-4800
Stanley J. Kay
MacKenzie Partners, Inc.
212/929-5940

FOR IMMEDIATE RELEASE:

                 SCIOS AND R. J. KIRK AGREE TO END PROXY CONTEST

                  Parties Focused On Building Stockholder Value

SUNNYVALE, CALIFORNIA and RADFORD, VIRGINIA--January 31, 2000--Scios Inc. (NASDAQ:SCIO) and Randal J. Kirk jointly announced today a definitive agreement which enables Scios management to move forward with its business strategy and expands the board of directors, if elected by stockholders, to one that will, together with management, report beneficial ownership of nearly ten percent of the company's fully diluted shares.

Under the agreement, which ends Mr. Kirk's proxy solicitation to elect a new slate of directors, Mr. Kirk will be added to the slate of candidates nominated by the Scios Board for election as directors at the 2000 annual meeting of stockholders to be held on February 28, 2000. This will raise the number of Board candidates to eight, including the seven current Scios Board members who are standing for re-election. If elected, Mr. Kirk as well as all other directors will serve for a one-year term.

Accordingly, Mr. Kirk and certain entities he controls, which own approximately 5.2% of Scios' outstanding shares will vote their Scios shares in favor of the Board's nominees at the upcoming annual meeting.

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

                                                                January 31, 2000
                                                                          Page 2

Randal J. Kirk stated, "I strongly believe that there is substantial shareholder value to be realized at Scios as evidenced by the size of my holdings, and I am pleased to be nominated to a slate of this caliber. I am convinced that Natrecor(R), for example, is a product with extremely attractive commercial potential, and that Scios' management should be in a position to devote its full energies to obtaining FDA approval for this product. At the same time, Scios' offer to have me on its board will enable me, if elected, to work with the other directors and management to build value for all Scios stockholders."

Donald B. Rice, Scios' Chairman, and Richard B. Brewer, President and Chief Executive Officer, said, "The priority of the board and management of Scios is to achieve enhanced value for all stockholders. This negotiated agreement is consistent with that priority. By ending a distractive situation we can now devote everyone's energies to the business of growing Scios. Scios can now move forward with a board that is strong in business experience, industry expertise and stockholder representation. We believe Mr. Kirk can bring a valuable perspective to the board."

Consistent with the agreement's spirit of cooperation, Mr. Kirk and his entities have agreed to certain "stand still" provisions. Both parties will file the definitive settlement agreement with the SEC shortly and Scios will be supplementing its proxy statement to add Mr. Kirk as a nominee to its Board.

Scios, Inc.

Scios is a biopharmaceutical company engaged in the discovery, development, and commercialization of novel human therapeutics. Scios has commercial or research and development relationships with Chiron Corporation, The DuPont Pharmaceuticals Company, Eli Lilly and Company, GenVec Inc., Kaken Pharmaceutical Co., Ltd., and Novo Nordisk A/S of Denmark. Scios' Psychiatric Sales and Marketing Division successfully markets seven psychiatric products, including co-promotion arrangements with Janssen Pharmaceutica's Risperdal(R) (risperidone) and SmithKline Beecham's Paxil(R) (paroxetine hydrochloride). Additional information on Scios is available at its web site located at www.sciosinc.com and in the Company's various filings with the Securities and Exchange Commission.

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